Exhibit 10.7

MANAGEMENT AGREEMENT

among

NIKKI BEACH LAS VEGAS LLC

(OPERATOR)

and

TROPICANA LAS VEGAS, INC.

(OWNER)

and

PENROD MANAGEMENT GROUP INC.

GUARANTOR

i

ii

TABLE OF CONTENTS

Page

EXHIBITS

Exhibit A: Construction Budget

Exhibit B: Dedicated Corporate Personnel

Exhibit C: Premises

Exhibit D: Pre-Opening Business Plan

Exhibit E: Standards

Exhibit F: Lease Terms

Exhibit G: Draft Annual Operations Budget

Exhibit H: Build Out Schedule

iii

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) dated as of the 14th day of April, 2010 (the “Effective Date”), between TROPICANA LAS VEGAS, INC., a Nevada corporation with offices at 3801 Las Vegas Boulevard, South, Las Vegas, Nevada 89109  (“Owner”), NIKKI BEACH LAS VEGAS LLC, a Nevada Limited Liability Company with offices at c/o Penrod Management Group, Inc., One Ocean Drive, Miami Beach, Florida 33139 (“Operator”), and PENROD MANAGEMENT GROUP INC., a Florida corporation with offices at 2800 Biscayne Blvd. Suite 600 Miami FL 33137 (“Guarantor”).

WITNESSETH:

WHEREAS, Owner is the owner of a casino hotel resort, currently commonly known as “Tropicana Las Vegas” (the “Hotel”) located at 3801 Las Vegas Boulevard, South, Las Vegas, Nevada 89109;

WHEREAS, Owner desires to construct the Nikki Beach Club (as defined below) at the Premises (as defined below) to be managed and operated by Operator on terms and conditions hereinafter set forth;

WHEREAS, Operator, together with its Affiliates, is knowledgeable and experienced in the management and operation of restaurants, night clubs and beach clubs, and desires to manage and operate the Nikki Beach Club at the Premises on the terms and conditions hereinafter set forth;

WHEREAS, the obligations of Operator under this Agreement will be guaranteed by Guarantor as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner, Operator and Guarantor agree as follows:

1.             Definitions.  For the purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean (i) any Person directly or indirectly controlling, controlled by or under common control with another Person; (ii) a Person owning or controlling more than fifty percent (50%) or more of the outstanding voting securities of such other Person; and (iii) any member of such Person’s immediate family.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity;

“Agreement” shall have the meaning given to such term in the preamble to this Agreement;

“Annual Operations Budget” shall have the meaning given to such term in Paragraph 4(g);

“Authorized Recipients” shall mean, with respect to any Person, the shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, agents, representatives, legal counsel, accountants and lenders of such Person or its Affiliates;

“Bankruptcy” shall mean the occurrence of any of the following events in respect of any Person:  (i) the granting of relief against such Person in an involuntary case under the Federal Bankruptcy Code which is not removed within one hundred twenty (120) days, or in any such involuntary case, the approval of the petition by such Person as properly filed, or the admission by such Person of material allegations contained in the petition, or (ii) the execution by such Person of a general assignment for the benefit of creditors, or (iii) the commencement of a voluntary case under the Federal Bankruptcy Code by such Person which is not dismissed within 120 days or (iv) the appointment of a receiver for such Person or for all or a substantial part of the assets of such Person and such receivership proceedings are not removed within one hundred (120) days after the receiver’s appointment, or (v) in the case of a Person which is a corporation, joint venture, partnership or other business entity, the commencement by such Person of liquidation, dissolution or winding-up proceedings, or the commencement against any such Person of a proceeding to liquidate, wind-up or dissolve such Person, which proceeding is not dismissed within one hundred twenty (120) days;

“Business Day” shall mean a day other than a Saturday, Sunday or a day on which banking institutions in Nevada are authorized or required by law to close;

“Cafe Nikki” shall mean a pool-side restaurant;

“Club Nikki” shall mean a night club and bar;

“Club Nikki Construction Loan” shall have the meaning given to such term in Paragraph 2(e);

“Confidential Information” shall mean information relating to a party’s business that derives value, actual or potential, from not being generally known to others, and any documents and information specifically designated by a party orally or in writing as confidential or which, by its nature, would reasonably be understood to be confidential or proprietary;

“Construction Budget” shall mean the budget for the construction of the Nikki Beach Club, allocated among Club Nikki, Nikki Beach and Café Nikki, and attached hereto as Exhibit  A;

“Dedicated Corporate Personnel” shall mean the personnel of Operator or any of its Affiliates approved by Owner and identified on Exhibit B hereto who fill the positions identified in Exhibit B, are employed and dedicated to the Nikki Beach Club in connection with the services provided by Operator under this Agreement, and their replacements as approved by Owner.  Owner and Operator may amend Exhibit B from time to time to reflect changes in accordance with Paragraph 10 in the hiring of such individuals;

“Effective Date” shall have the meaning given to such term in the preamble to this Agreement;

“Extension Term” shall have the meaning given to such term in Paragraph 24;

“Final Statement” shall have the meaning given to such term in Paragraph 23;

“Fiscal Year” shall mean (i) with respect to the first Fiscal Year, a period beginning on the Opening Date and ending on December 31st of such year and (ii) with respect to any subsequent period, the twelve (12) month period beginning on January 1st and ending on December 31st (or such earlier date that this Agreement is terminated);

“Force Majeure” shall mean any of the following events, regardless of where it occurs or its duration: acts of nature without the interference of any human agency (including hurricanes, typhoons, tsunamis, tidal waves, tornadoes, cyclones, other severe storms, winds, lightning, floods, earthquakes, volcanic eruptions, fires, explosions, disease, or epidemics); fires and explosions caused wholly or in part by human agency; acts of war or armed conflict; riots or other civil commotion; terrorism (including hijacking, sabotage, chemical or biological events, nuclear events, disease-related events, bombing, murder, assault and kidnapping), or the threat thereof; strikes or similar labor disturbances or other industrial disturbances of a general nature (that are not specific to the Hotel); embargoes or blockades; shortage of critical materials, supplies or transportation; and any action or inaction of Governmental Authorities (including the imposition of restrictions on room rates or wages or other material aspects of operation; restrictions on financial, transportation or information distribution systems; or the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the Party whose performance is to be excused for reasons of the Extraordinary Event; delays or work stoppages due to government furloughs or similar work reduction programs), delays or work stoppages due to the contractors or subcontractors engaged for the performance of construction activities, and any delays in the issuance of permits or obtaining of inspections by the relevant Governmental Authorities; and any other events beyond the reasonable control of Owner or Operator (financial inability excepted);

“Furniture and Equipment” shall mean all furniture, furnishings, decorations, and equipment necessary for the efficient operation of the Nikki Beach Club;

“Gaming Control Act” shall mean all relevant provisions of the Nevada Revised Statutes regulating the gaming operations of the Hotel, Owner or its Affiliates, as the same may be amended from time to time, and any statute(s) hereafter enacted in replacement thereof and the regulations, if any, promulgated from time to time pursuant thereto;

“Gaming Regulator” shall mean any Governmental Agency having jurisdiction over the Hotel or Owner or any of Owner’s Affiliates and any successor or successors thereto;

“Governing Documents” shall mean any declaration, master or sub-community declaration, declaration of covenants, conditions and restrictions, reciprocal easement agreement, rules and regulations or similar documents, including any building management statements, constitutions, articles and bylaws governing the development, construction, ownership, maintenance, use or operation of the Premises or the Hotel, as applicable;

“Governmental Agency” shall mean any governmental agency or quasi-governmental authority, board, bureau, commission, department, instrumentality, or public body, court, or administrative tribunal, including, without limitation, the Gaming Regulators;

“Gross Sales” shall mean all receipts or revenues of the Nikki Beach Club from all sources of any kind (subject to the limitations set forth in this Agreement), including, without limitation, the sale of food and beverage and other merchandise permitted under the terms of this Agreement, computed on an accrual basis, excluding only: (i) sales taxes and/or live entertainment taxes collected from customers from receipts which are included in Gross Sales, (ii) credit card fees charged by credit card companies with respect to all receipts which are included in Gross Sales including room charges (which shall not be included as an Operating Expense), (iii) gratuities paid to the Staff (or paid to Operator or the Hotel and paid by Operator or the Hotel, as the case may be, to the Staff) by patrons with respect to functions which generate Gross Sales, (iv) amounts collected by Operator from patrons for the account of, and for direct payment to, unrelated third parties providing services specifically for a patron’s function which generate Gross Sales, such as flowers, music and entertainment, (v) proceeds paid as a result of an insurable loss (unless paid for the loss or interruption of business and representing payment for damage for loss of income and profits of the Nikki Beach Club which are intended to generate Gross Sales), (vi) proceeds of condemnation and eminent domain awards, (vii) any gaming revenue even if such gaming revenue is a result of gaming activities taking place at the Nikki Beach Club; and (viii) any revenue derived by third parties even if such revenue is a result of activities taking place at the Nikki Beach Club (e.g., spa activities).  In addition, Gross Sales shall be reduced by the amount of any loss on uncollectible accounts and by the amount of over-rings, refunds, rebates, discounts and credits given, paid or returned by Operator in the course of obtaining Gross Sales or in connection with credit card transactions occurring with respect to obtaining Gross Sales.  In addition to receipts from transactions occurring at the Nikki Beach Club, Gross Sales shall include, without limitation and to the extent permitted under this Agreement, all receipts for food and beverage delivered from the Nikki Beach Club in satisfaction of orders therefore received away from the Nikki Beach Club and receipts for food and beverage delivered away from the Nikki Beach Club in satisfaction of orders received at the Nikki Beach Club and receipts for food and beverage and permitted merchandise delivered away from the Nikki Beach Club in satisfaction of orders received away from the Nikki Beach Club but sold, transferred or solicited with reference to the Nikki Beach Club;

“Guaranteed Obligations” shall have the meaning given to such term in Paragraph 45(a);

“Guarantor” shall have the meaning given to such term in the preamble to this Agreement;

“Health District” shall have the meaning given to such term in Paragraph 3(i);

“Hotel” shall have the meaning given to such term in the recitals to this Agreement;

“Initial Term” shall have the meaning given to such term in Paragraph 24;

“Law” shall mean any statute, ordinance, promulgation, law, treaty, rule, regulation, code, judicial precedent or order, including, without limitation, the Gaming Control Act, of any court or any governmental or regulatory entity, or other power, department, agency, authority, or officer whether foreign, federal, state, local, or any subdivision thereof, including, without limitation, any Gaming Regulator;

“Losses” shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements of a Person not reimbursed by insurance, including, without limitation, all reasonable attorneys’ fees and all other reasonable professional or consultants’ expenses incurred in investigating, preparing for, serving as a witness in, or defending against any action or proceeding, whether actually commenced or threatened, but excluding consequential or incidental damages;

“Management Fee” shall have the meaning given to such term in Paragraph 23(a);

“Monthly Statement” shall have the meaning given to such term in Paragraph 14(a)(1);

“Net Income” shall mean Gross Sales except as otherwise specifically provided herein, less all of the costs and expenses reasonably incurred by Owner with respect to the ownership and operation of the Nikki Beach Club (all such costs and expenses being collectively referred to as the “Operating Expenses”), but without deduction for income taxes (except as set forth below).  Said Operating Expenses shall include, without limitation and without duplication, the following costs and expenses of Owner:

(1)           cost of food;

(2)           cost of beverage;

(3)           Payroll Expenses, the cost of payroll service, and the reimbursements made to the Operator for the salary and benefit expenses of the Dedicated Corporate Personnel as reflected on Exhibit B;

(4)           advertising and promotion expenses;

(5)           cost of decorations;

(6)           dues and subscriptions;

(7)           cost of flowers;

(8)           cost of cleaning and sanitation;

(9)           cost of all utilities, including without limitation water, gas and electricity, based upon separate meters for the Nikki Beach Club, or if separate metering is not feasible, then based upon allocations of such on a fair and consistent basis utilities are delivered by Owner in its reasonable discretion;

(10)         all costs of procuring and maintaining all forms of insurance related to the Nikki Beach Club or otherwise required pursuant to Paragraph 15, and the costs of any deductibles paid by Owner in connection with insured losses;

(11)         reasonable out-of-pocket legal, accounting and professional fees and expenses for services not covered by Paragraph 34;

(12)         cost of business licenses and permits;

(13)         cost of uniforms, linen and laundry;

(14)         cost of maintenance, repairs, and refurbishment;

(15)         cost of menus;

(16)         cost of office expenses and supplies;

(17)         cost of Operating Supplies;

(18)         cost of security services, including without limitation surveillance services;

(19)         cost of service contracts for the Nikki Beach Club;

(20)         out-of-pocket cost of local and long distance telephone calls;

(21)         sales taxes not otherwise included in another component of Operating Expenses;

(22)         cost of communications including, without limitation, telephones, printing, stationary and postage;

(23)         cost of employee relations, meals, training and transportation, with employee meals being charged at the rate of $9.00 per employee per day for meals in the employee dining room, such rate to be adjusted annually through the Term in accordance with the Consumer Price Index;

(24)         cash losses, including cash shortages, and theft;

(25)         cost, if any, of restaurant support functions including, but not limited to, bakery, pastry shop, garden manager, butcher, main kitchen, service bar and bar porters, stewards, cashiers and restaurant reservations, all of which labor and material costs will be charged at Owner’s actual cost therefor;

(26)         Pre-Opening Expenses;

(27)         amortization and depreciation of capital expenditures and capital improvements;

(28)         cost of outside entertainment; and

(29)         operating loss carry forward — if during any given month, the Net Income should result in a net operating loss, such net operating loss shall be carried forward to future months to reduce any Net Income until such time as the entire net operating loss carry forward has been fully offset against future Net Income.

Operator acknowledges that in light of the integrated nature of the Nikki Beach Club and the Hotel, certain of Owner’s costs of management, operation, and maintenance of the Nikki Beach Club may properly be allocable to one or more of the other operations of the Hotel in addition to Nikki Beach Club (the “Shared Expenses”).  Notwithstanding the foregoing, and in order to streamline both the operations of Nikki Beach Club and the calculation of Net Income, it is the intention of the Owner, in connection with the Payroll Expenses associated with the Staff, to maximize the use of dedicated Staff to the Nikki Beach Club and to minimize the creation of Shared  Expenses resulting from the allocation of Staff to Nikki Beach Club and to other operations of the Hotel.  Wherever possible, Owner shall designate specific employees to be dedicated exclusively to the Nikki Beach Club in providing the following support services: cleaning, accounting, purchasing, human resources, marketing and facilities maintenance.  If any employees are not providing services exclusively for the Nikki Beach Club, then the cost of such employees will be prorated by Owner in good faith between Nikki Beach Club and non-Nikki Beach Club activities.  ;

“Nikki Beach” shall mean a beach club;

“Nikki Beach Club” shall mean Cafe Nikki, Nikki Beach and Club Nikki;

“Opening Date” shall mean the first date the Nikki Beach Club (other than Club Nikki) is opened to the public for business on a normal operating basis, as determined by Owner in its reasonable discretion (but excluding dry runs and opening parties);

“Operating Expenses” shall have the meaning given to such term in the definition of Net Income;

“Operating Supplies” shall mean china, glassware, linens, silverware, utensils, pots, pans, and similar items of personal property, as well as paper products, inventories, and other items commonly referred to as consumable items (other than food and beverage) necessary for the efficient operation of the Nikki Beach Club;

“Operator” shall have the meaning given to such term in the preamble to this Agreement;

“Operator Event of Default” shall have the meaning given to such term in Paragraph 26(a);

“Operator Group” shall have the meaning set forth in Paragraph 44(a);

“Operator Indemnified Person(s)” shall have the meaning given to such term in Paragraph 27(c);

“Operator’s Representative” shall mean Jack Penrod;

“OSHA Enforcement Agency” shall have the meaning given to such term in Paragraph 3(j);

“Owner” shall have the meaning given to such term in the preamble to this Agreement;

“Owner Event of Default” shall have the meaning given to such term in Paragraph 26(b);

“Owner Indemnified Person(s)” shall have the meaning given to such term in Paragraph 27(a);

“Payroll Expenses” shall mean all expenses associated with the compensation of the Staff, including, without limitation, gross salary, overtime expenses, social security taxes, unemployment insurance and expenses associated with the maintenance of employee benefit plans, if any;

“Person” shall mean any individual, partnership, corporation, association or other entity, including, without limitation, any Governmental Agency, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits;

“Plans and Specifications” shall mean (a) all site plans, grading plans, construction drawings, surveys, materials, specifications, architectural plans and drawings, elevations, construction models, engineering plans and drawings, and all other plans, drawings, studies or reports of any nature related to the construction of the Nikki Beach Club and (b) the specifications for the Furniture and Equipment and the Operating Supplies in connection with the furnishing, equipping and decorating of the Nikki Beach Club;

“Preliminary Plans and Specifications” shall mean the Plans and Specifications to be submitted by Owner and reviewed by Operator with respect to any restoration in accordance with Paragraph 15(a);

“Premises” shall mean the areas designated for each component of the Nikki Beach Club within the Hotel as depicted on Exhibit C attached hereto;

“Pre-Opening Business Plan” shall mean the Pre-Opening Business Plan attached to this Agreement as Exhibit D, which includes therein a budget for all costs and expenses presently anticipated to be incurred in connection with the implementation of such Pre-Opening Business Plan;

“Pre-Opening Expenses” shall mean all of the expenses incurred by Owner prior to the Opening Date in accordance with this Agreement, whether or not reflected in the Pre-Opening Business Plan, including all out-of-pocket expenses, including, without limitation, expenses of business entertainment, salary compensation, benefits and reimbursable expenses and any related taxes for Staff incurred from the Effective Date and prior to the Opening Date, the cost of recruitment and training and related expenses for all Staff, the cost of pre-opening sales, marketing, advertising, promotion and publicity, the cost of obtaining all necessary licenses and permits for the Nikki Beach Club required to be obtained by Owner or the Staff, including, without limitation, the reasonable fees of lawyers and other consultants incident thereto and the costs of such licensing or other qualification;

“Pre-Opening Services” shall mean the services to be provided by Operator, in consultation with Owner and in accordance with the Pre-Opening Business Plan, prior to the Opening Date which shall include, but shall not be limited to, the following:  (i) subject to the provisions of Paragraph 9, the recruitment, selection, hiring and training of Staff, (ii) jointly with Owner, the preparation of a pre-opening campaign (including pre-opening marketing, pre-opening publicity and a grand opening party), (iii) subject to Paragraph 20, the procurement all licenses, permits, approvals and other instruments necessary to be obtained by Operator or Operator’s Dedicated Corporate Personnel for the management and operation of the Nikki Beach Club, (iv) the preparation and submission of purchase orders to Owner for the purchase of initial Operating Supplies, food, beverage and flowers and other decorations, and (v) all other items necessary for the proper opening of the Nikki Beach Club as set forth in the Pre-Opening Business Plan;

“Remedy” shall have the meaning given to such term in Paragraph 45(c);

“Reserve Fund Contribution” shall mean a percentage of Net Income to be mutually agreed upon by Owner and Operator as part of the Annual Operations Budget; provided, however, (i) in no event shall such percentage exceed ten percent (10%) of Net Income, (ii) the Reserve Fund Contribution for the prior Fiscal Year shall be as set forth in the Annual Operations Budget attached as an exhibit hereto, provided to the extent the first Fiscal Year is less than twelve (12) calendar months, the Reserve Fund Contribution shall be prorated; and (iii) in the event that Owner and Operator, despite their reasonable good faith efforts, are unable to agree upon the Reserve Fund Contribution for any Fiscal Year, the percentage set forth in the prior year’s Annual Operations Budget shall govern;

“Service Marks” shall have the meaning given to such term in Paragraph 21;

“Shared Expenses” shall have the meaning given to such term in the definition of Net Income;

“Staff” shall mean all individuals employed by Owner and working at, or providing services to, the Nikki Beach Club at any time during the Term, including, without limitation, managers, cashiers, chefs, cooks and other kitchen workers, bartenders, waiters, buspersons, dishwashers, janitors, entertainers, hosts, doorpersons, captains and such other personnel as shall be appropriate in connection with the operation of the Nikki Beach Club.  Wherever possible, Owner shall designate dedicated support function employees including, without limitation, cleaning, accounting, purchasing, human resources, marketing and facilities maintenance employees, that will be assigned exclusively to Nikki Beach Club, which dedicated support function employees shall be considered Staff and any costs associated with such employees shall be Payroll Expenses.  In addition, Owner shall have the right to allocate the services and time of any Staff (including such support function employees) between the Nikki Beach Club and other components of the Hotel, although Owner agrees to endeavor to keep Staff whose time is allocated between Nikki Beach Club and the Hotel to a minimum.  The Shared Expenses of such Staff including, without limitation, the compensation and termination costs, if any, shall be allocated to the Nikki Beach Club and the other relevant components of the Hotel on a fair and consistent basis as determined by Owner in good faith and consistent with the requirements set forth within the definition of “Net Income.”  For the sake of clarity, Staff does not include Dedicated Corporate Personnel, and Dedicated Corporate Personnel are not considered Staff under this Agreement;

“Standards” shall mean the requirements, standards, policies and programs for the development, design, construction, equipping, furnishing, decoration, operation and appearance of the Nikki Beach Club attached hereto as Exhibit E;

“Substantially Complete” shall mean that the construction of the Nikki Beach Club, has been completed in all material respects, and the Furniture and Equipment shall have been installed and shall be operational in all material respects, as determined by Owner in its reasonable discretion, so as to permit Operator to conduct such Staff training and other pre-opening operations as it deems reasonably necessary, and a temporary Certificate of Occupancy has been issued by the relevant building authority;

“Substantially Destroyed” shall mean damage by fire or other casualty to the Nikki Beach Club that results in more than twenty percent (20%) of the area of the Nikki Beach Club being rendered unusable and  the restoration of which, in Owner’s reasonable judgment, would take more than six (6) months after the occurrence to complete;

“Term” shall have the meaning given to such term in Paragraph 24;

“Territory” shall mean Clark County, Nevada including, without limitation, Las Vegas, but excluding the Hotel; and

“Trade Name” shall have the meaning given to such term in Paragraph 21.

“Year to Date Statements” shall have the meaning given to such term in Paragraph 14(a)(2).

2.             Matters relating to the Construction of the Nikki Beach Club

(a)           Construction Budget for the Nikki Beach Club.  Owner and Operator have jointly developed and agreed upon the Construction Budget for the construction of the Nikki Beach Club.  The purpose of the Construction Budget is to set a not to exceed sum that Owner shall be responsible for in connection with the construction of the Nikki Beach Club.  Nothing herein shall require Owner to spend the amounts set forth in the Construction Budget if the Owner is able to construct, or cause the construction of, the Nikki Beach Club consistent with the Plans and Specifications for an amount less than that set forth in the  Construction Budget.

(b)        Design of the Nikki Beach Club.  Owner has engaged a designer for the preparation of the Plans and Specifications for the Nikki Beach Club at Owner’s sole cost and expense.  Owner and Operator shall both participate in the preparation and development of the Plans and Specifications at Owner’s expense and in accordance with the Construction Budget.  The Plans and Specifications shall receive direct input on behalf of Operator from Operator’s Representative.  Operator’s Representative shall be personally present at all major design meetings as requested by Owner until the completion of the Plans and Specifications.  The Plans and Specifications shall be mutually approved by Owner and Operator, provided that no Plans and Specifications shall be approved that exceed the Construction Budget.  Once the Plans and Specifications are approved, neither party may make any changes to the Plans and Specifications without the other party’s consent; provided, however, Owner may make further changes to the Plans and Specifications which, in the aggregate, do not substantially alter the Plans and Specifications, but are necessary to meet problems that may arise during the period of constructing, furnishing and equipping Cafe Nikki and Nikki Beach.

(c)           Construction of the Nikki Beach Club.  Owner shall be responsible for engaging all necessary contractors for the construction of the Nikki Beach Club.  Operator’s Representative shall make himself available to Owner on an as-needed basis throughout the construction phase of the Nikki Beach Club to ensure that the construction is completed in accordance with the Plans and Specifications and in conformance with the Standards.  Subject to compliance with applicable law, Operator shall have the right to (i) make visits to the construction site and/or to the offices of Owner or its architects, engineers, designers, contractors, manufacturers or other persons involved in the Nikki Beach Club, and (ii) maintain one or more representatives on-site throughout the construction of the Nikki Beach Club.  All communications by Operator with third-party consultants (including, without limitation, the general contractor or any sub-contractors) shall be coordinated with Owner.  Any change orders issued during the construction process must be agreed to by Owner.

(d)           Furnishing the Nikki Beach Club.  Owner shall, at its sole cost and expense, furnish, equip and decorate the Nikki Beach Club in accordance with the Plans and Specifications and the Construction Budget.

(e)            Financing for the Construction of Club Nikki.  Notwithstanding anything herein to the contrary, Owner shall finance the full cost of constructing, furnishing, equipping and decorating Club Nikki with debt (the “Club Nikki Construction Loan”).

(f)            Property of Owner; Opening Date.  Owner and Operator acknowledge that all the Furniture and Equipment and all other personal property located in the Nikki Beach Club is and shall remain the exclusive property of Owner.  The parties shall cooperate and endeavor to open the Nikki Beach Club no later than April 2011.

3.             Retention of Operator; Duties.  Owner hereby engages Operator, and Operator agrees to provide services, for (i) the planning and design of the Nikki Beach Club, (ii) the Pre-Opening Services, and (iii) the operation and management of the Nikki Beach Club for the account of, and on behalf of, Owner.  Operator shall have, subject to the provisions of this Agreement, decision-making authority in the day-to-day operation, direction, management and supervision of the Nikki Beach Club in consultation with Owner.  Operator agrees to operate the Nikki Beach Club in accordance with the Standards and the Annual Operations Budget.  Operator’s authority and obligations shall consist of the following:

(a)           providing proper supervision of the Staff, and making recommendations to Owner respecting the size of the Staff, and respecting the compensation, promotion and/or discharge of members of the Staff;

(b)           creation of menus and the pricing of menu items (which pricing shall be aspirational but accessible) and the setting of the dress codes for the Nikki Beach Club, all of which shall be approved by Owner, acting in good faith, prior to being implemented by Operator;

(c)           subject to Owner’s good faith approval, the entertainment genre and selection of entertainment;

(d)           in conjunction with Owner, the maintenance and repair of the Nikki Beach Club, and in furtherance of the foregoing, Operator shall promptly notify Owner of any refurbishing or replacement of Furniture and Equipment and Operating Supplies that are, in the reasonable opinion of Operator, required to operate the Nikki Beach Club in accordance with this Agreement, and Owner shall not unreasonably refuse to refurbish or replace such Furniture and Equipment and Operating Supplies which are so required;

(e)           Operator shall advise Owner on an as-needed basis of any alterations, additions or improvements to the Nikki Beach Club which Operator reasonably believes are necessary in order to permit it to operate the Nikki Beach Club in accordance with this Agreement; and Owner shall consider in good faith such alterations, additions or improvements which are so recommended;

(f)            submit purchase orders to Owner for the purchase of such food, beverage and flowers and other decorations as shall be necessary for the operation of the Nikki Beach Club in accordance with this Agreement; provided, that, notwithstanding the foregoing, in the event that there is a specific brand of liquor or food item that Owner is unable to obtain for Operator, then Operator may purchase the same for the Nikki Beach Club and be reimbursed for the same by Owner at Operator’s actual, documented cost, and such cost shall be included in the calculation of “Operating Expenses”;

(g)           obtain, to the extent necessary to be in the name of Operator, and assist Owner in applying for and maintaining, to the extent necessary to be in the name of Owner, all licenses and permits required in connection with the ownership, management and operation of the Nikki Beach Club and take all actions necessary to maintain such licenses and permits throughout the Term, including, without limitation, making and filing all required regulatory reports pertaining to the Nikki Beach Club; provided, however, that each of Operator and Owner shall file such reports pertaining to itself and provided further that any matters that impact on Owner’s gaming, liquor or other licenses shall be governed by Owner;

(h)           take such actions as are in Operator’s reasonable judgment necessary or proper to address any emergency which might arise; provided, however, Operator shall, immediately after the occurrence of the emergency, notify Owner of the nature of the emergency and the steps taken by Operator to address it;

(i)            operate the Nikki Beach Club in compliance with the Clark County Health District (“Health District”) codes, standards and/or rules relative to the sanitary operation of restaurants.  As a result of Health District inspections, the Health District issues ratings of A (with A being the highest — restaurants with the least violations), B, C, D and F (with F being the lowest) (each a “rating”).  Owner and Operator hereby agree that each component of the Nikki Beach Club (i.e., Cafe Nikki, Club Nikki and Nikki Beach) must each meet all of the Health District’s codes, standards and/or rules and operate in the safest, most sanitary way possible.  As a result, Owner and Operator agree that an A rating is necessary for each component of the Nikki Beach Club to be operating in accordance with this Agreement.  Therefore, if any component of the Nikki Beach Club is downgraded below an A rating, Operator shall have seventy-two (72) hours from the time of such downgrading to correct each violation to the satisfaction of Owner and request the Health District to re-inspect the applicable component of the Nikki Beach Club.  Such request shall be addressed to the Health District and shall be in writing, and Operator shall forthwith provide a copy of such request to Owner.  If the Health District re-inspects the applicable component of the Nikki Beach Club, but, following such re-inspection, does not reinstate an A rating or if Operator fails to correct each violation to the satisfaction of Owner, Owner shall have the right, but not the obligation, to correct such violation; provided, however, if any component of the Nikki Beach Club is downgraded below an A rating more than twice during any consecutive six (6) month period (whether or not the rating is in any such case reinstated to an A but excluding any downgrade which is later rescinded by the Health District as opposed to the reinstatement of an A rating), Operator shall be deemed to have caused a material breach of, and to be in default under, this Agreement.  In that event, Owner may, in its sole discretion, and in addition to any other rights and remedies it may have hereunder, terminate this Agreement;

(j)            immediately notify Owner in writing each time that any component of the Nikki Beach Club is inspected by, or Operator receives a citation, notice of violation or citation, or inquiry, from the Nevada Industrial Relations Division or the United States Department of Occupational Safety and Health (each an “OSHA Enforcement Agency”).  In addition, Operator shall forthwith provide to Owner copies of any and all correspondence, violations, citations, documents or other information received from, sent to, or in connection with, the Nikki Beach Club and an OSHA Enforcement Agency.  In the event Operator is cited or notified by an OSHA Enforcement Agency of a violation of any Law enforced by an OSHA Enforcement Agency including, but not limited to, the Occupational Safety and Health Act, and without limiting any other provision of this Agreement, Operator shall promptly (but in no event later than the time allowed by the OSHA Enforcement Agency) assist Owner in responding to the citation or violation in writing and assist in the correction of the violation(s) in question to the satisfaction of the OSHA Enforcement Agency.  All notices, documentation and information to be provided by Operator to Owner pursuant to this subsection shall be sent to Owner at the address set forth in Paragraph 31;

(k)           take all such actions to comply with the terms of all Governing Documents applicable to the Hotel (as such terms are provided to Operator);

(l)            take all such actions within Operator’s reasonable control to comply with all Laws with respect to the operation of the Nikki Beach Club or the Hotel, as applicable, including without limitation complying with the provisions of Paragraph 44(c) hereof, and the terms of all insurance policies applicable to the Nikki Beach Club or the Hotel, as applicable; and

(m)          carry out all other phases of promotion and publicity relating to the Nikki Beach Club, subject to the prior consultation with Owner, each of Owner and Operator acting in good faith.

Notwithstanding the foregoing, Operator shall not without the prior written approval of Owner, exercised in its sole and absolute discretion:  (i) cause or permit the Nikki Beach Club to sell, offer to sell, or deliver or assist others in selling, offering to sell or delivering, food or beverage away from the Nikki Beach Club in satisfaction of orders received at or away from the Nikki Beach Club including, without limitation, the catering of any events at any location other than at the Nikki Beach Club or (ii) except as may be permitted under Section 25 cause or permit the Nikki Beach Club to sell, offer to sell or deliver any merchandise of any kind, whether or not bearing the name of the Nikki Beach Club, and whether to be sold at the Nikki Beach Club or away from the Nikki Beach Club.  To the extent that Operator desires to sell retail merchandise within the Hotel, it may only do so by entering into a lease for retail space at the Hotel and not within the Premises.  If Operator does desire to lease retail space at the Hotel during the Term, and retail space is at that time available at the Hotel that would be conducive for a retail outlet to be merchandised in the manner contemplated by Operator, in Owner’s good faith judgment, then Operator and Owner shall enter into good faith negotiations for a lease for retail space at the Hotel upon such terms and conditions as may be agreed to by Owner and Operator, and including the terms set forth on Exhibit  F.  Nothing herein shall be construed as a right of first offer or a right of first refusal to have any space at the Hotel.

4.             Restrictions Regarding the Operation of the Nikki Beach Club.

(a)           Operator shall direct the operation of the Nikki Beach Club and all its activities in accordance with this Agreement and the Annual Operations Budget.

(b)           Operator shall (i) not charge Hotel guests for the use of the pool during daylight hours and (ii) give priority access and/or complimentary access to Hotel guests where a fee is charged for admission, at Owner’s direction.

(c)           Subject to closure for repairs, inventory, property damage or Force Majeure, and subject to adjustments to hours of operation as a result of customer demand, Operator agrees to have the Nikki Beach Club open for business during all days and hours as may be set by Owner in consultation with Operator.

(d)           All admission fees, food and beverages offered on a discounted or complimentary basis to Owner’s executives, employees, customers or Hotel guests, as determined by Owner, shall be billed to Owner and included in receipts for the purposes of calculating Gross Sales and Net Income subject to the following discounts (for quarters prior to the fourth quarter of a Fiscal Year, the amounts to be billed, for purposes of determining the discount to be applied, shall be annualized):

Amount Billed Per Fiscal Year	Applicable Discount from $1

$0 - $500,000	20%
$500,001 - $750,000	25%
Over $750,000	30%

(e)           Hotel guests shall be entitled to preferred access to the Nikki Beach Club, at Owner’s direction.

(f)            All admission fees, food and beverages offered on a discounted or complimentary basis to Operator’s executives, employees,  customers participating in any Operator-sponsored club, membership or frequent guest program, or Hotel guests, as determined by Operator, shall be billed to Operator and included in receipts for the purposes of calculating Gross Sales and Net Income subject to the following discounts (for quarters prior to the fourth quarter of a Fiscal Year, the amounts to be billed, for purposes of determining the discount to be applied, shall be annualized):

Amount Billed Per Fiscal Year	Applicable Discount from $1

$0 - $500,000	20%
$500,001 - $750,000	25%
Over $750,000	30%

(g)           In order to assist Owner in anticipating its financial obligations for the operation of the Nikki Beach Club, Operator has prepared and delivered to Owner, for Owner’s approval, an annual operations forecast budget setting forth a detailed, line-item estimate of the Gross Sales and Operating Expenses, the Reserve Fund Contribution, and a specific marketing plan for the Nikki Beach Club (the “Annual Operations Budget”).  A copy of the draft Annual Operations Budget for the first Fiscal Year is attached as Exhibit G hereto.  Thereafter, Operator shall prepare and deliver to Owner, for Owner’s approval, an Annual Operations Budget not less than ninety (90) days prior to the commencement of each Fiscal Year.  Except with respect to the first Fiscal Year, the preparation of the Annual Operations Budget shall be based on the actual results of the prior year, as well as possible occurrences which Operator believes may impact the marketing and/or operation of the Nikki Beach Club or cause changes from the previous year’s results, reasonable predictions for the future, and such other information and assumptions as shall be reasonable under the circumstances.  If, at any time during the first nine (9) months of a Fiscal Year, Operator becomes aware of any event or fact that should cause it to reasonably believe that the Annual Operations Budget for such Fiscal Year is no longer accurate in any material respect, it shall promptly advise Owner and prepare and provide Owner with a revised Annual Operations Budget for Owner’s approval.

(h)           Owner shall review the proposed Annual Operations Budget and shall provide Operator with any objections to such proposed Annual Operations Budget in writing, in reasonable detail, within thirty (30) days after receipt of the proposed Annual Operations Budget from Operator.  Owner shall be deemed to have approved that portion of any proposed Annual Operations Budget to which Owner has not objected in writing within such time period.  If Owner objects to any portion of the proposed Annual Operations Budget, Owner and Operator shall meet and discuss such objections, and then Operator shall submit written revisions to the proposed Annual Operations Budget after such discussion.  Owner and Operator shall use reasonable good faith efforts to reach an agreement on the Annual Operations Budget prior to January 1 of the applicable Fiscal

Year.  Under no circumstance shall Owner ever be required to accept or approve an Annual Operations Budget that reflects a loss.

(i)            Provided that the Annual Operations Budget is prepared in good faith, Owner acknowledges that the Annual Operations Budget is for informational and planning purposes and that Operator shall not be deemed to be in breach of this Agreement or otherwise incur any liability to Owner for an inaccurate budget (whether it was inaccurate at the time it was prepared or became inaccurate as a result of the occurrence of subsequent events).

5.             Pre-Opening Services.

(a)           Operator shall submit for Owner’s review and consideration the Pre-Opening Business Plan.  Owner and Operator agree to act in accordance with the Pre-Opening Business Plan, as modified in good faith by Owner.

(b)           Provided that the Pre-Opening Business Plan is prepared in good faith, Owner acknowledges that the Pre-Opening Business Plan is for informational and planning purposes and that Operator shall not be deemed to be in breach of this Agreement or otherwise incur any liability to Owner for an inaccurate budget therein (whether it was inaccurate at the time it was prepared or became inaccurate as a result of the occurrence of subsequent events).

6.             Compliance with Law; Governing Documents.  Operator shall operate the Nikki Beach Club and otherwise perform its obligations hereunder in compliance with applicable Law and the Governing Documents. Owner shall perform its obligations hereunder in compliance with applicable Law and the Governing Documents.

7.             Standard of Care.  Operator shall, in fulfilling its duties and obligations under this Agreement, act in a manner consistent with an appropriate standard of care, efficiency, quality and diligence typically exercised by first-class companies performing similar types of services and consistent with the fiduciary relationship of trust and confidence between Operator and Owner, which evidences such Operator’s good faith and fair dealing and the application of its reasonable business judgment in the best interest of the Nikki Beach Club and the Hotel, as applicable.

8.             Standards.  Operator shall at all times perform its obligations under this Agreement, and operate the Nikki Beach Club, in accordance with the Standards.  The Standards may be amended from time to time only upon the written consent of Owner, which may be given or withheld in Owner’s sole and absolute discretion.

9.             Staff.

(a)           All Staff shall be employees of Owner; provided, however, that Payroll Expenses shall be an Operating Expense.

(b)           Operator and Owner shall jointly recruit and screen all Staff necessary or advisable for the operation of the Nikki Beach Club, but Owner shall have the sole power and authority to appoint and hire, and to discipline, transfer, relocate, replace, terminate and dismiss any such Staff, in consultation with Operator to the extent legally permissible.  Operator shall train, and through its Dedicated Corporate Personnel, supervise, instruct and direct all Staff on behalf of Owner.  All Staff will be required to meet Owner’s and Operator’s respective standards, including but not limited to auditions, pre-employment drug testing and background checks, and to comply with all applicable Laws.  Owner agrees to consider in good faith any and all reasonable requests from Operator respecting the termination of any Staff unless such termination violates any applicable Law or would constitute wrongful termination under any Law or otherwise result in Owner being liable for damages.  Owner shall terminate any Staff whose dismissal is required by any Governmental Agency or who has violated the internal rules and regulations of Owner applicable to Owner’s (or any of its Affiliates’) employees and the violation of which requires termination, and Owner shall promptly terminate (or relieve of duties relating to  the Nikki Beach Club) any Staff as a result of material and repetitive complaints from Nikki Beach Club guests which in Operator’s reasonable judgment, remain uncured.

(c)           Notwithstanding anything to the contrary contained herein, Operator acknowledges that Owner is and/or may become party to one or more collective bargaining agreements during the Term, and Operator agrees to respect all requirements and limitations imposed upon the employer under such collective bargaining agreements.  Owner shall have the sole and exclusive authority to negotiate with any labor unions that are certified as or otherwise recognized as exclusive bargaining representatives of the Staff.

10.          Dedicated Corporate Personnel.

(a)           Operator agrees that all Dedicated Corporate Personnel shall be the most experienced personnel that Operator has from all its locations.  Owner shall have the right to approve the candidates selected by Operator as Dedicated Corporate Personnel prior to their appointment or hiring and shall be entitled to approve all expenses associated with the compensation of the Dedicated Corporate Personnel, including, without limitation, gross salary, overtime expenses, social security taxes, unemployment insurance and expenses associated with the maintenance of employee benefit plans, if any, all of which approvals shall not be unreasonably withheld.  All Dedicated Corporate Personnel will be required to meet Owner’s and Operator’s respective standards, including  but not limited to auditions, pre-employment drug testing and background checks.  The individuals presently suggested by Operator to fill the positions of the Dedicated Corporate Personnel are as set forth on Exhibit B.  Operator acknowledges that Owner has not yet had the opportunity to conduct the necessary background checks on such Dedicated Corporate Personnel, and reserves its right to object to any individual who does not pass such screening.  Operator may not terminate any Dedicated Corporate Personnel without obtaining Owner’s prior approval, which approval shall not be unreasonably withheld.  Operator shall not have the right, without Owner’s prior written approval, to allocate the services and time of any Dedicated Corporate Personnel between the Nikki Beach Club and (i) other locations (including locations under development) managed by Operator or its Affiliates, and/or (ii) local, regional or central office(s); provided, however that notwithstanding the foregoing, for those Dedicated Corporate Personnel whose full-time positions are seasonal, such Dedicated Corporate Personnel may be transferred to other locations managed by Operator or its Affiliates during the off-season.  Subject to any limitations imposed pursuant to

Section 44 hereof, Owner shall make four offices available for use by Operator’s Dedicated Corporate Personnel.

(b)           All Dedicated Corporate Personnel shall be employees of the Operator; provided, however that the salary and benefits expenses of the Dedicated Corporate Personnel, including any statutory workers’ compensation insurance that must be maintained by Operator pursuant to Paragraph 16(f) shall be an Operating Expense and shall be reimbursed by Owner to Operator as set forth in Paragraph 23(c) of this Agreement.

11.          Bank Accounts.  Owner shall establish and administer all bank accounts for the Nikki Beach Club in the name of Owner and Owner shall have exclusive control over all bank accounts.  The bank accounts may include but are not limited to:  (a) account(s) for the purposes of depositing all funds received in the operation of the Nikki Beach Club and paying all Operating Expenses; (b) an interest-bearing account into which the Reserve Fund Contributions shall be deposited; and (c) such other accounts as Owner deems necessary or desirable.  Dedicated Corporate Personnel shall have access to petty cash from the Owner provided that such Dedicated Corporate Personnel submit appropriate receipts and other related documentation.

12.          Financial Affairs.  Owner shall be responsible for funding the operation of the Nikki Beach Club, including, without limitation, the payment of all expenses of constructing, opening, operating, furnishing, supplying, marketing, maintaining and repairing of the Nikki Beach Club, in accordance with the provisions of this Agreement.

13.          No Partnership.  Nothing in this Agreement shall constitute or be construed  to be or create a partnership or joint venture between Owner and Operator, or be construed to be or create a lease or sublease by Operator of the Nikki Beach Club.  Notwithstanding anything to the contrary contained herein, Operator does not have any right, power or authority to contract for any services or products on behalf of Owner, and Operator has no right, power or authority to act in the name of Owner or to otherwise legally bind or obligate Owner to any other party whatsoever.  All contracts that may be required to be entered into in connection with the construction or operation of Nikki Beach shall be in the name of Owner (or its Affiliates), and shall be entered into directly by Owner (or its Affiliates).

14.          Statements.

(a)           Owner shall prepare and deliver to Operator the following statements of operation, and Operator shall cooperate with and assist Owner as may be reasonably necessary in the preparation of all such statements:

(1)           within thirty (30) days after the end of each month, monthly unaudited operating statements for the Nikki Beach Club (the “Monthly Statements”); and

(2)           within thirty (30) days after the end of each month, year to date unaudited operating statements for the Nikki Beach Club (the “Year to Date Statements”).

Each such Monthly Statement and Year to Date Statement shall set forth the Gross Sales and Net Income of the Nikki Beach Club, if any, for the applicable period in such detail as is necessary to calculate the Management Fee payable to Operator pursuant to Paragraph 23.

(b)           Operator shall have the right to examine all of the books and records (including computer print-outs) for the Nikki Beach Club during normal business hours upon reasonable prior written notice, at the Operator’s sole cost and expense.  Operator shall further have the right to have an audit (including a physical inventory) conducted (upon seven (7) days’ prior written notice to Owner) on the Final Statement within ninety (90) days of receipt of such statement, by an independent auditor selected by Operator, in order to verify the amount and computation of the Management Fee payable to Operator pursuant to Paragraph 23.

15.          Insurance to be maintained by Owner.

(a)           All Risk.  During the Term of this Agreement, Owner shall provide, maintain and pay for all risk property and casualty damage insurance on the Nikki Beach Club and the contents thereof.  Proceeds received as a result of claims made in respect of any such insurance shall be used for the restoration of the property damaged (or as otherwise determined by the mutual agreement of Operator and Owner) and Owner shall restore any property damaged as promptly as practicable to substantially the same condition which existed prior to such damage provided that the proceeds of insurance are sufficient for such purpose; provided, further, that Owner need not restore the Nikki Beach Club if the Nikki Beach Club is Substantially Destroyed.  In the event that the Nikki Beach Club is Substantially Destroyed or that there are insufficient funds available for necessary restoration, then Owner may elect to terminate this Agreement by providing written notice thereof to Operator, in which event this Agreement shall terminate thirty (30) days following such notice.  In the event Owner elects or is required to restore the Nikki Beach Club, Owner shall submit to Operator for its review Preliminary Plans and Specifications within ninety (90) days of the date of the damage.  Operator shall promptly review such Preliminary Plans and Specifications and submit to Owner any comments thereon within fifteen (15) days after receipt thereof and Owner shall submit to Operator revised Preliminary Plans and Specifications within thirty (30) days after receiving such comments from Operator.  The revised Preliminary Plans and Specifications shall contain such of Operator’s comments as Owner shall approve; provided, however, with respect to those comments of Operator which are consistent with restoring the Nikki Beach Club to the condition that exists as of the Opening Date, Owner may not unreasonably withhold, condition or delay its approval.  Such revised Preliminary Plans and Specifications containing such revisions approved by Owner shall be annexed hereto as Exhibit .  In the event that such Preliminary Plans and Specifications are not prepared within one hundred eighty (180) days after the date the Nikki Beach Club has been damaged, either party, upon thirty (30) days’ written notice, may terminate this Agreement.

(b)           Liability.  During the term of this Agreement, Owner shall provide, maintain and pay for, general public liability insurance, liquor law liability insurance and fire legal liability insurance, for bodily injury, death or damage to persons or property, in such amounts as are reasonably determined by Owner.  All insurance shall be provided by an insurance company with a current A.M. Best Company rating of A:VII or higher and all liability insurance shall provide that Operator is named as additional insureds thereunder and all such insurance shall further provide for at least thirty (30) days’ prior written notice to Operator of the cancellation or material modification thereof.  Owner shall provide Operator with duplicate copies of all insurance policies.

(c)           At all times while this Agreement is in force, Owner shall, as an Operating Expense, carry and maintain insurance policies that provide coverage for claims arising out of the operation of the Nikki Beach Club of the following types and of not less than the following amounts in a company or companies with a current A.M. Best Company rating of A:VII or higher:

(1)           Commercial general liability insurance covering all operations of the Nikki Beach Club (including products/completed operations and personal injury) and covering all equipment used in the performance of any work under this Agreement (whether owned, rented or borrowed) with combined single limits of at least One Million Dollars ($1,000,000.00) per occurrence and a Two Million Dollar ($2,000,000) general aggregate for property damage (including that of Owner) and bodily injury (including death),

(2)           Auto liability in the amount of not less than One Million Dollars ($1,000,000) combined single limit per accident.  The policy shall cover loss due to bodily injury or death of any person, or property damage arising out of the ownership, maintenance, operation or use of any motor vehicle whether owned, non-owned, hired or leased,

(3)           Umbrella or excess liability insurance in an amount of not less than Two Million Dollars ($2,000,000) per occurrence, and

(4)           Employment practices liability in the amount of not less than One Million Dollars ($1,000,000).

(d)           All insurance policies required pursuant to subparagraph (c) above shall name Operator, as an additional insured; include contractual liability coverage for the indemnity provisions contained in this Agreement; and contain a broad form property damage endorsement.  The coverage under all such policies shall be primary without regard to any insurance carried and maintained by Operator.  Operator is responsible for and required to remedy all damage or loss to any property, including property of Owner, caused in whole or in part by the Operator, Operator’s subcontractor or anyone employed, directed or supervised by Operator, reasonable wear and tear excepted and to the extent not covered by Owner’s insurance.

(e)           Owner shall also maintain statutory workers’ compensation insurance in accordance with applicable Law and employers’ liability insurance, with limits of at least One Million Dollars ($1,000,000.00) each accident or illness covering all Staff.

16.          Insurance to be maintained by Operator.

(a)           Commercial general liability insurance covering all operations of the Nikki Beach Club (including products/completed operations and personal injury) and covering all equipment used in the performance of any work under this Agreement (whether owned, rented or borrowed) with combined single limits of at least One Million Dollars ($1,000,000.00) per occurrence and a Two Million Dollar ($2,000,000) general aggregate for property damage (including that of Operator) and bodily injury (including death),

(b)           Auto liability in the amount of not less than One Million Dollars ($1,000,000) combined single limit per accident.  The policy shall cover loss due to bodily injury or death of any person, or property damage arising out of the ownership, maintenance, operation or use of any motor vehicle whether owned, non-owned, hired or leased,

(c)           Umbrella or excess liability insurance in an amount of not less than Five Million Dollars ($5,000,000) per occurrence, and

(d)           Employment practices liability in the amount of not less than One Million Dollars ($1,000,000).

(e)           All insurance policies required pursuant to subparagraph (b) above shall name Owner, as an additional insured; include contractual liability coverage for the indemnity provisions contained in this Agreement; and contain a broad form property damage endorsement.  The coverage under all such policies shall be primary without regard to any insurance carried and maintained by Owner.  Owner is responsible for and required to remedy all damage or loss to any property, including property of Operator, caused in whole or in part by the Owner, Owner’s subcontractor or anyone employed, directed or supervised by Owner, reasonable wear and tear excepted and to the extent not covered by Operator’s insurance.

(f)            Operator shall also maintain statutory workers’ compensation insurance in accordance with applicable Law and employers’ liability insurance, with limits of at least One Million Dollars ($1,000,000.00) each accident or illness covering all Dedicated Corporate Personnel.

17.          No Broker’s or Finder’s Fees.  Owner covenants and represents to Operator that Owner has not taken and will not, during the Term, take any action which would cause Operator to have any obligation or liability to any Person for finders’ fees, brokerage fees, agents’ commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  Operator covenants and represents to Owner that Operator has not taken and will not, during the Term, take any action which would cause Owner to have any obligation or liability to any Person for finders’ fees, brokerage fees, agents’ commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

18.          Covenants and Representations of Operator and Guarantor.  Operator and Guarantor, jointly and severally, make the following covenants and representations to Owner, which covenants and representations shall, unless otherwise stated herein, continue to be true during the Term of this Agreement:

(a)           Operator and Guarantor have no reason to believe that Operator, including specifically Operator’s Representative, will be unable to assist in the concept and  design of the Nikki Beach Club, or be unable to operate and manage the business of the Nikki Beach Club as contemplated under this Agreement, including, without limitation, no reason to believe that Operator will not receive all necessary approvals of Government Agencies (to the extent required);

(b)           Operator and Guarantor agree that the reasonable availability and services of Operator’s Representative are a material inducement for Owner to enter into this Agreement;

(c)           Operator holds (or will hold prior to the Opening Date), to the extent required under applicable Law, all necessary permits and licenses to operate and manage the Nikki Beach Club in accordance with this Agreement;

(d)           Neither Operator, Guarantor nor any of their respective Affiliates, nor the shareholders, trustees, beneficiaries, directors, officers, employees or agents of any of the foregoing, (a) is in violation of any Gaming Control Act, or otherwise have assets or interests that are subject to restrictions under the Gaming Control Act, or (b) would cause Owner or any of its Affiliates to be in violation of the Gaming Control Act, or subject any of its assets or interests to any fines, penalties, sanction, confiscation or similar liability or action under the Gaming Control Act;

(e)           Operator and Guarantor acknowledge and agree that Owner may permit, in its reasonable discretion, other activities, including by way of example, gaming or the provision of spa services, to take place at the Premises (provided, that, with respect to spa services such services shall not require dedicated space within the Premises that precludes Operator from simultaneously providing its services) and Operator will not interfere with such other activities; and

(f)            Operator has the full right and authority to use the Trade Names and Service Marks in connection with the operation of the Nikki Beach Club free of any claim from any  other person.

(g)           Operator and Guarantor shall, throughout the Term, protect and defend the Trade Names and Service Marks, and operate their other businesses so that the Trade Names and Service Marks do not become associated generally with a level or quality of service or product that is inconsistent with the Standards.

19.          Cooperation.  Owner and Operator agree to cooperate with each other in matters related to this Agreement in order to carry out the terms and transactions contemplated thereby.

20.          Liquor License; Compliance with Liquor Laws  In addition to Owner, Operator shall obtain and maintain throughout the Term all necessary liquor licenses to authorize the sale of alcoholic beverages in the Nikki Beach Club in accordance with applicable Law.  Without limiting the foregoing, Operator shall take all necessary steps to ensure that no liquor is served to minors in violation of Applicable Law, and shall indemnify and hold Owner harmless from and against any and all liability, loss, cost damage and/or expense, including without limitation reasonable attorneys’ fees and costs, in the event that there is any violation of liquor Laws.

21.          Trade Name.  Operator and Guarantor, jointly and severally, covenant with and represent to Owner that:  (i) Operator has the right to use the trade names “Nikki Beach Club,” “Nikki Beach,” “Cafe Nikki” and “Club Nikki” (collectively, the “Trade Name”), and (ii) Operator has the right to use all service marks and other intellectual property associated with the Trade Name (“Service Marks”) in connection with the Nikki Beach Club.  Operator, at its sole cost and expense, shall take all steps necessary to register and secure the Trade Name and Service Marks and to defend the use of the Trade Name and Service Marks from use by third parties.  Operator shall indemnify and hold Owner harmless from any and all claims, damages and/or liability arising from or relating to the use of the Trade Name and Service Marks, including but not limited to all costs as might be incurred in the alteration or changing of the Trade Name or Service Marks in any manner whatsoever.  Operator promptly shall notify Owner of any unauthorized attempt to use the Trade Name or Service Marks, including any colorable variation of the Trade Name or Service Marks, or any legal action instituted against Operator with respect to any such rights.  Owner acknowledges the rights of Operator in the Trade Name and Service Marks and agrees not to make any use of or acquire or develop any rights in any of the Trade Name or Service Marks; provided, however, the Operator hereby grants Owner a non-exclusive, non-transferable, non-assignable, non-sublicensable royalty free license during the Term (and for a period of six (6) months thereafter in the event of the expiration or termination of this Agreement) to display and use the Trade Name and Service Marks in all advertising, promotional materials, broadcasts, signs and slogans for the Hotel and the Nikki Beach Club.  All rights of Owner to have the Trade Name and Service Marks used in connection with the Nikki Beach Club shall terminate immediately upon the expiration of the royalty free license and Owner shall remove all exterior and interior signage bearing any of the Trade Names, and cease using all Operating Supplies bearing any of the Trade Names.  This Paragraph 21 shall survive the expiration or termination of this Agreement.  Owner acknowledges the rights of Operator and its Affiliates in and to the Trade Names and Service Marks and agrees that (a) Operator may use and grant to others the right to use any Trade Names or Service Marks, except as expressly provided otherwise in this Agreement; (b) the restrictions and limitations with respect to Owner’s use of the

Trade Names and Service Marks under this Agreement apply to all forms and formats, including print, video, electronic and other media (including Identifiers), and all other identifications and elements used in commerce; (c) all goodwill associated with the Trade Names and Service Marks are the property of the Operator and its Affiliates and shall inure directly and exclusively to the benefit of Operator and its Affiliates.  Owner acknowledges and agrees that no default by Operator under this Agreement, or the expiration or termination of this Agreement, shall confer on Owner or any Person claiming by or through Owner, any right or remedy to use any of the Trade Names or Service Marks, in the Operation of the Property or otherwise.  Owner shall use the Trade Names and Service Marks in a manner consistent in terms of quality and use with Operator’s use of such Trade Names and Service Marks.  Owner will provide to Operator samples of all uses of the Trade Names and Service Marks for Operator’s approval, such approval not to be unreasonably withheld and to be deemed given if Operator has not made reasonable objections known within five (5) days following request for approval.

22.          Payments.  All payments required hereunder shall be by check drawn on a bank with offices for the conduct of general banking business in Las Vegas, Nevada or at the option of Owner, by electronic funds transfer between banks in the United States of America.

23.          Management Fee; Reimbursement of payroll expenses for Dedicated Corporate Personnel.

(a)           Owner agrees to pay, and Operator agrees to accept, as full payment for all services hereunder, a management fee equal to: fifty percent (50%) of Net Income minus fifty percent (50%) of the Reserve Fund Contribution (the “Management Fee”).  Notwithstanding anything herein to the contrary, until such time as the Club Nikki Construction Loan (including all interest and fees related thereto) has been fully repaid from the Net Income otherwise attributable to Club Nikki, Operator shall not receive any distributions attributable to Club Nikki.

(b)           The Management Fee shall be calculated monthly and, commencing with the month immediately following the month in which there is Net Income, shall be paid by Owner to Operator based on the Net Income for the previous month (subject to the repayment of the Club Nikki Construction Loan as described in subsection (a) above) within thirty (30) days following the generation by Owner of the Monthly Statement.  Within ninety days (90) days following the end of each Fiscal Year, Owner shall deliver to Operator an updated Year to Date Statement for the prior Fiscal Year (the “Final Statement”) which shall set forth the Net Income and the Management Fee based thereon.  In the event the Final Statement reflects a Management Fee in excess of the Management Fee actually paid during such prior fiscal year, Owner shall pay to Operator within ten (10) days following the delivery of such Final Statement, the amount of such difference, and in the event the Final Statement reflects a Management Fee that is less than the Management Fee actually paid during such prior fiscal year, Operator shall pay such difference to Owner within ten (10) days following the receipt of such Final Statement, in each case without interest.

(c)           In addition to the Management Fee, Owner agrees to reimburse Operator weekly for the salaries and benefits attributable to the Dedicated Corporate Personnel, as more particularly set forth in Exhibit B

24.          Term.

(a)           The “Term” of this Agreement shall consist of an “Initial Term” and the “Extension Term(s).”  The “Initial Term” shall begin on the Effective Date and shall continue until 11:59 p.m. (local time at the Nikki Beach Club) on the tenth (10th) anniversary of the Opening Date.  Thereafter, this Agreement may be renewed on the same terms and conditions for each of two (2) successive periods of five (5) years each (“Extension Term(s)”) to be exercised upon the written notice of Owner, in its sole and absolute discretion, at least ninety (90) days prior to the expiration of the Initial Term or the then current Extension Term, as the case may be.  Whether or not this Agreement is terminated, as between Owner and Operator, all Plans and Specifications shall be the sole property of Owner throughout the Term and thereafter.

(b)           Termination of Agreement upon Demolition of Improvements.  Owner shall have the right to terminate this Agreement upon ninety (90) days’ prior written notice to Operator, and without any further liability to Operator, if Owner elects, at any time following the Effective Date, to demolish the Hotel.

(c)           Effects of Termination of Agreement.  Upon the expiration or termination of this Agreement, Operator shall peacefully vacate and surrender the Premises to Owner, and shall deliver to Owner any and all keys, locks and safe combinations, reservation lists, ledgers, budgets, accounting books and records, correspondence, memoranda, schedules, lists, contracts, agreements and other documents as are reasonably necessary to permit continued and uninterrupted operation of the Nikki Beach Club regardless of where such items are located.  Operator shall cooperate in all reasonable ways in the transition of the operation and management to Owner or Owner’s new operator to effect an orderly and expeditious transition of management functions, with as little hindrance to the operation of the Nikki Beach Club as reasonably practicable.  Within thirty (30) days following the expiration or termination of this Agreement, Operator shall render a full accounting to Owner (including all statements and reports in the forms herein required) for the final month ending on the date of expiration or termination.  Within thirty (30) days following the expiration or termination of this Agreement, Operator shall cause to be prepared and delivered to Owner a Final Statement for the final Fiscal Year, containing the reports and other items and prepared on the same basis as under Paragraph 14(a).

25.          Restrictive Covenant.  Operator agrees that during the Term, neither Operator nor Operator’s Representative or any Affiliate of Operator’s or of Operator’s Representative will, without the consent of Owner, directly or indirectly either (a) own, operate, develop, promote or consult with any bar, restaurant, beach club, nightclub, hotel or other hospitality facility located within the Territory, (b) be financially involved with any bar, restaurant, beach club, nightclub, hotel or other hospitality facility located within the Territory, (c) utilize the Trade Names or Service Marks within the Territory, or (d) otherwise engage in the business of developing, sponsoring or promoting parties.  Ownership of less than five percent (5%) of the issued and outstanding shares of a publicly held corporation or entity, whose shares or interests are publicly traded, shall not be deemed a violation of this Paragraph 25.  Notwithstanding the foregoing, Operator and its Affiliates shall not be prohibited from owning and operating one or more retail stores within Clark County, Nevada so long as such retail store(s) have therein a prominent display promoting the Nikki Beach Club (and any retail) at the Hotel.

26.          Events of Default; Termination.

(a)           The following actions or events shall constitute an “Operator Event of Default” under this Agreement:

(1)           the failure of Operator to maintain the quality of the Trade Names and Services Marks (i.e., the deterioration of the brand) and such failure continues for a period of thirty (30) days after notice thereof from Owner to Operator specifying in detail the nature of such failure;

(2)           the failure of Operator to maintain the Standards at the Nikki Beach Club and such failure continues for a period of thirty (30) days after notice thereof from Owner to Operator specifying in detail the nature of such failure;

(3)           the Net Income of the Nikki Beach Club does not, meet or exceed Ten Million Dollars ($10,000,000) for any Fiscal Year, commencing in the Fiscal Year 2012, subject to the Fiscal Year being adjusted to account for unforeseen closures resulting from Force Majeure, such sum to be increased annually by five percent (5%) of the prior year’s amount;

(4)           written notification from a Government Agency that leads Owner (after affording Operator and Operator’s Representative notice thereof and a reasonable opportunity to cure the condition which gave rise to such notification if such condition is, in the reasonable opinion of Owner, susceptible of cure within a reasonable period), to reasonably believe that termination of this Agreement is necessary or advisable so that neither Owner, its parent companies nor any Affiliate of either shall be or become in violation of applicable Law or have any of its business licenses (including, without limitation, those issued by any Gaming Regulator) curtailed, restricted, suspended or revoked;

(5)           if Operator shall fail, in any material respect, in the performance of or compliance with any of the material covenants, agreements, terms or conditions contained in this Agreement and such failure continues for a period of thirty (30) days after notice thereof from Owner to Operator specifying in detail the nature of such failure;

(6)           conviction of Operator, or Operator’s Representative of any felony, criminal fraud, criminal embezzlement or a crime involving dishonesty;

(7)           conviction of Operator, or Operator’s Representative of embezzlement;

(8)           if Operator becomes the subject of a Bankruptcy; or

(9)           if at any time during the Term, Operator is found unsuitable to receive revenue from liquor sales by the applicable Government Agency (provided that a finding of suitability is required under Applicable Law).

(b)           The following actions or events shall constitute an “Owner Event of Default” under this Agreement:

1) Owner’s refusal to permit Operator to operate Nikki Beach Club in accordance with the Standards and such refusal continues for ninety (90) days after notice thereof from Operator to Owner, specifying in detail such refusal and the reasonable steps necessary to correct the operation and satisfy the Standards.

2) Owner’s failure to substantially complete the master plan renovation that is anticipated to cost approximately $150 million, and to maintain the property and service levels that are established after the renovation is complete, and such failure continues for (90) days after notice thereof from Operator to Owner specifying in detail such failure and the reasonable steps necessary to restore such service levels;

3) if Owner falls out of compliance with the build out schedule attached hereto as Exhibit H, as such dates are adjusted for Force Majeure (as specified in Paragraph 46) or any delay caused by Operator, in which case the dates set forth above shall be extended by a period of time equal to the number of days attributable to such delay; or

4) if Owner shall fail to provide funding for agreed upon expenses and such failure continues for a period of thirty (30) days after notice thereof from Operator to Owner specifying in detail the nature of such failure.

(c)           If an Operator Event of Default occurs, Owner shall have the right to exercise against Operator any rights and remedies available to Owner at law or in equity.  In addition, Owner shall have the right to terminate this Agreement by reason of the occurrence of an Operator Event of Default, in which event Operator shall cease performing management functions hereunder and comply with the provisions of Paragraph 24(c)hereunder.

(d)           If an Owner Event of Default occurs, Operator shall have the right to exercise against Owner any rights and remedies available to Operator at law or in equity; provided, however, that with respect to Paragraph 26(b) (1) or (2), Operator’s sole right and remedy shall be to terminate this Agreement.

(e)           If termination of this Agreement is an available remedy, such remedy may be exercised by the non-defaulting party only by irrevocable and unconditional notice to the defaulting party, in which case the termination shall be effective as of the date specified in the notice of termination, which in the case of termination by Operator shall not be less than sixty (60) days after the date such notice is received; provided, that upon termination by Operator, Owner, may, by a notice sent within thirty (30) days of receipt of such notice of termination, elect to change the effective date of such termination to a date that is forty-five (45) days after the date of the notice delivered by Operator.

(f)            In the event that Owner terminates this Agreement pursuant to the provisions of this Paragraph 26, upon payment by Owner of all sums due to Operator for the period prior to the termination of this Agreement, Owner shall be released from all liability to Operator thereafter arising under this Agreement, except for the liability, if any, under Paragraph 27(b) below, which provision shall survive such termination for the respective periods set forth therein.

(g)           In the event that Operator terminates this Agreement pursuant to the provisions of this Paragraph 26, upon payment by Operator of all sums due to Owner for the period prior to the termination of this Agreement, Operator shall be released from all liability to Owner thereafter arising under this Agreement, except for the liability, if any, under Paragraphs 26, and 27(a), which provisions shall survive such termination for the respective periods set forth therein.

(h)           The provisions of this Paragraph 26 shall survive the termination of this Agreement.

27.          Indemnity.

(a)           Operator hereby covenants and agrees to indemnify, save, and defend, at Operator’s sole cost and expense, and hold harmless, Owner, Owner’s Affiliates, and the officers, directors, agents, employees, legal representatives and shareholders of Owner and Owner’s Affiliates and the successors and assigns of each of the foregoing (all of such Persons being collectively referred to herein as the “Owner Indemnified Person(s)” and each such reference to such term shall refer jointly and severally to each such Person) from and against the full amount of any and all Losses, which may be asserted against any Owner Indemnified Person, arising from, in respect of, as a consequence of, or in connection with any of the following:  (A) the management, operation or maintenance of the Nikki Beach Club to the extent caused by the negligent act, intentional misconduct or fraud of Operator or any Person acting under the control or direction of Operator in performing such acts; and (B) any breach or nonfulfillment, in any material respect, of the material representations, warranties, covenants or agreements made by Operator in this Agreement.

(b)           Owner, at Operator’s expense if and to the extent not covered by insurance or if Operator does not undertake the defense of such action, suit or proceeding in a timely manner, may defend such action, suit or proceeding or cause the same to be defended by counsel designated by Owner, subject to the reasonable approval of Operator, which approval shall not be unreasonably withheld, conditioned or delayed. Subject to subsection (c) hereof, Operator’s duty to indemnify Owner and Owner’s Affiliates shall survive the termination of this Agreement and shall apply to any event or occurrence arising before or after the execution or termination, as the case may be, of this Agreement.

(c)           Owner hereby covenants and agrees to indemnify, save, and defend, at Owner’s sole cost and expense, and hold harmless, Operator and the officers, directors, agents, employees, legal representatives and shareholders of Operator and the successors and assigns of each of the foregoing (all of such Persons being collectively referred to herein as the “Operator Indemnified Person(s)” and each such reference to such term shall refer jointly and severally to each such Person) from and against the full amount of any and all Losses, which may be asserted against any Operator Indemnified Person, arising from, in respect of, as a consequence of, or in connection with any breach or nonfulfillment, in any material respect, of the material representations, warranties, covenants or agreements made by Owner in this Agreement.

(d)           Operator, at Owner’s expense if and to the extent not covered by insurance  if Owner does not undertake the defense of such action, suit or proceeding in a timely manner, may defend such action, suit or proceeding or cause the same to be defended by counsel designated by Operator, subject to the reasonable approval of Owner, which approval shall not be unreasonably withheld, conditioned or delayed.  Subject to subsection (c) hereof, Owner’s duty to indemnify Operator and Operator’s Affiliates shall survive the termination of this Agreement and shall apply to any event or occurrence arising before or after the execution or termination, as the case may be, of this Agreement.

(e)           The provisions of this Paragraph 27 shall survive the termination of this Agreement for the applicable statute of limitations for which a claim may be made against the Owner or Operator, as applicable, except that with respect to any claim asserted under this Paragraph 27 within such period, the provisions of this Paragraph 27 shall survive until such claim is finally resolved.

28.          Confidentiality.  The parties acknowledge that they will provide certain Confidential Information to the other in connection with the operation of the Nikki Beach Club, and that such Confidential Information is proprietary, and includes trade secrets.  Accordingly, during the Term and thereafter: (a) neither party shall use the Confidential Information of the other party in any other business or activity, and each party acknowledges that such use would be an unfair method of competition; (b) each party shall maintain the confidentiality of, and shall not disclose to any third Person (including the media), any Confidential Information or the terms of this Agreement, except to its Authorized Recipients, but only on a “need to know” basis and only during the Term; (c) except as authorized by a party in writing, neither party shall make copies of any portion of the Confidential Information disclosed to such party in written, electronic or other form; and (d) each party shall make every effort to ensure that none of its Authorized Recipients uses, discloses or copies any Confidential Information or discloses any terms of this Agreement.  Notwithstanding the foregoing, the restrictions on the use and disclosure of Confidential Information shall not apply to information or techniques which are or become generally known in the industry (other than through disclosure by the other party), or to the extent such disclosure is required under applicable Laws.  Each party acknowledges that the disclosure or unauthorized use of information in violation of this Agreement will cause irreparable injury to the other party and/or its Affiliates, for which monetary damages would not provide an adequate remedy.  This Paragraph shall survive the expiration or termination of this Agreement.

29.          Consent.  Except as otherwise expressly provided herein, whenever either party has called upon the other to execute and deliver a consent or approval in accordance with the terms of this Agreement, such consent or approval shall be in writing.  In the event that either party refuses to give its consent or approval to any request by the other, such refusing party shall indicate by notice to the other the reason for such refusal and the actions, if any, required to be taken by the other party which the refusing party deems necessary to enable it to grant such consent or approval.

30.          Binding Effect; Assignment; No Third Party Beneficiaries.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement shall not be assigned or subcontracted by either party without the prior consent of the other and in the case of Operator’s desire to assign this Agreement, the granting or withholding of the case by Owner shall be within its sole and absolute discretion; and provided further that no assignment of this Agreement shall be effective unless and until the assignee has agreed, in writing, to be bound by all of the terms and conditions hereof.  No assignment shall release the assignor from its obligations under this Agreement and the assignor shall remain liable for the performance of this Agreement by its assignee or any subsequent assignee.  Notwithstanding the foregoing, (i) Owner shall assign this Agreement to any Affiliate or to any purchaser or other acquirer of the Hotel, and (ii) Operator may assign this Agreement to any Affiliate provided that Operator provides to Owner a written acknowledgement  and consent to such assignment from Guarantor whereby Guarantor recognizes the continuing effectiveness of its Guaranty notwithstanding any such assignment.

(b)           Except for the provisions of Paragraph 27 relating to indemnified parties and Paragraph 45 relating to the Guarantor, nothing contained in this Agreement is intended to or shall:  (i) confer any benefit or rights to, or (ii) create any claim in favor of, or (iii) obligate either Owner, Operator or Guarantor to, any Person who is not a party to this Agreement.  Unless specifically provided for and so designated in this Agreement, there are no third-party beneficiaries with respect to the terms hereof.

31.          Notices.  Notices and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or by recognized overnight courier or by certified or registered mail, postage prepaid, return receipt requested, or by facsimile, addressed as follows, or if notice of a different address has been given, to such different address:

To Owner:	TROPICANA LAS VEGAS, INC.
	Attention:	Joanne M. Beckett
	Telephone:	(702) 739-3530
	Telecopier:	(702) 739-2584

With a copy to:
Attention:
Telephone:
Telecopier:

To Operator:	PENROD MANAGEMENT GROUP, INC.
	Attention:	L.H.Steven Savola
	Telephone:	(786) 515-1136
Telecopier:

With a copy to:
Attention:
Telephone:
Telecopier:

All notices personally delivered or sent by overnight courier shall be deemed received on the date of delivery.  Notices sent by facsimile transmission shall be deemed received by the addressee upon the transmitter’s receipt of acknowledgement of receipt from the offices of such addressee provided that a properly addressed hard copy is deposited in the mail at a U.S. post office with sufficient postage within forty-eight (48) hours of transmission.  All notices forwarded by registered or certified mail shall be deemed received on a date five (5) days immediately following date of deposit in the mail.  Notwithstanding anything to the contrary herein, the return receipt indicating the date upon which all notices were received shall be prima facie evidence that such notices were received on the date on the return receipt.

32.          Entire Agreement.  This Agreement, including the Exhibits referred to herein, constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties relating to this subject matter.  This Agreement is to be interpreted and construed solely on the basis of those terms and provisions as are contained in the final form and format of this Agreement, as executed and delivered by the parties hereto; it being understood that this Agreement in such final form and format also supersedes all prior drafts or earlier versions of this Agreement, and any notes or memoranda concerning or relating to this Agreement, and that no assumptions, inferences or presumptions shall be drawn or derived from or may be predicated upon any changes, omissions, deletions or additions from or to any prior drafts or earlier versions of this Agreement and no warranty, representation, promise, inducement or statement of intention relating to the transaction contemplated hereby has been made by any party or related Person that is not set forth in this Agreement and none is relied upon.

33.          Venue of Litigation; Construction of Agreement.  The parties consent to the exclusive jurisdiction of the Federal and state courts located in Clark County, Nevada over any action brought to enforce or interpret this Agreement or any Exhibit, instrument or document delivered pursuant to this Agreement.  The prevailing party in any litigation shall be entitled, in addition to any other relief granted by a court, to reasonable attorneys’ fees and costs of litigation.  Should any provision of this Agreement or any Exhibit, instrument or document delivered pursuant to this Agreement require judicial interpretation, it is agreed that the court interpreting or considering such provision shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same.  It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Agreement and that legal counsel was consulted by each party before the execution of this Agreement.  Titles to Paragraphs are inserted solely for convenience and shall not be utilized in interpreting this Agreement.  In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, the singular number includes the plural and vice versa.  The captions preceding the text of Paragraphs are included only for convenience of reference and shall be disregarded in the construction and interpretation of this Agreement.  The terms “hereby,” “herein,” “hereof,” “hereto” and “hereunder” refer to this Agreement.

34.          Legal and Professional Fees.  Owner and Operator shall each pay its own legal, accounting and professional expenses incurred in connection with entering into this Agreement.

35.          Press Release.  Owner may from time to time be required, or otherwise elect, to issue press releases in connection with the transactions contemplated hereby.  Owner agrees to consult with Operator with respect to any press release related to the Nikki Beach Club or the transactions contemplated hereby prior to its release.  Operator agrees to consult with Owner with respect to any press release regarding the Nikki Beach Club or the transactions contemplated hereby prior to its release.

36.          Amendment of Agreement.  This Agreement may be amended, superseded or canceled, and any of the terms hereof may be waived, only by a written agreement signed by both parties hereto and specifically referring to this Agreement and that specifically states that it amends, supersedes or cancels this Agreement or waives any of the terms hereof, executed by all parties hereto (or, in the case of a waiver, by the party waiving compliance).  Failure of any party to insist upon strict observance of or compliance with any of the terms hereof in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance or compliance in the future, or upon observance of, or compliance with other terms hereof.

37.          Invalidity of Provisions.  In case of any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.  Notwithstanding the foregoing, if the courts of any one or more jurisdictions shall hold all or any part of the provisions of Paragraph 25 of this Agreement unenforceable by reason of the breadth or scope thereof or otherwise, it is the intention of the parties that such determination shall not bar or in any way affect their right to relief in the courts of any other jurisdictions as to failure to observe such provisions in such other jurisdiction, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent provisions.  If any of the provisions contained in Paragraph 25 of this Agreement is held to be unenforceable because of the duration of such provision or the geographical area or the scope of business covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, geographical area and scope of business covered by such provision and in its reduced form said provision shall then be enforceable.

38.          Periods of Time.  Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date falls on a day that is not a Business Day, then that date will be extended to the next day which is a Business Day.

39.          Mortgage and Subordination.  Owner shall have the absolute and unrestricted right from time to time in its sole and absolute discretion to encumber all of the assets that comprise Nikki Beach Club or the Hotel or any part thereof, and to assign all of Owner’s right, title and interest in and to the Nikki Beach Club or the Hotel or any part thereof as security for any mortgage and/or financing instrument.  Operator agrees that this Agreement shall in all respects be and is hereby made subordinate and inferior to the liens, security interest and/or terms of any such mortgage and to the promissory note (or other evidence of repayment obligation) and other indebtedness now secured or hereafter to be secured thereby and to all other instruments evidencing or securing or to evidence or secure said indebtedness, and all amendments, modifications, supplements, consolidations, extensions and revisions of such note and other instruments.  In furtherance of the foregoing, Operator shall, within ten (10) days after receipt of written notice from Owner or any mortgagee and/or lender of Owner, execute, acknowledge and deliver any and all documents (including, without limitation, a subordination agreement and/or an estoppels certificate, allowing any such mortgagee and/or lender to terminate Operator’s duties and obligations under this Agreement upon foreclosure) requested by Owner and/or any mortgagee and/or lender under any financing instrument that subordinates or evidences the subordination of this Agreement and Operator’s rights thereunder to any such mortgage and/or financing instrument.

40.          Estoppel.  Operator agrees to furnish to Owner and any mortgagee of Owner, from time to time no later than ten (10) days after written request therefore, an estoppel certificate certifying to Owner and any such mortgagee, to the extent true, (a) that this Agreement is in full force and effect; (b) that all amounts due and owing under this Agreement or otherwise have been paid in full through the last scheduled date of payment; (c) that no modifications or amendments of this Agreement have been made, except as may be disclosed as an attachment to the estoppel certificate or this Agreement; (d) that no default or event of default has occurred or is continuing under this Agreement; and (e) such other matters as may be reasonably requested or are by their terms considered to be a typical market request in such context.

41.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

42.          Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, excluding the conflict-of-laws provisions thereof.

43.          Survival.  The covenants contained in this Agreement which, by their terms, require their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

44.          Gaming and Regulatory Compliance

(a)           Privileged License.  Operator acknowledges that Owner, its parent company, subsidiaries and Affiliates, are businesses that are or may be subject to and exist because of privileged licenses issued by governmental authorities.  If requested to do so by Owner, Operator, its principals, agents, employees, contractors and Affiliates (the “Operator Group”), shall obtain any license, qualification, clearance or the like which shall be requested or required of any of them by Owner or any regulatory authority having jurisdiction over Owner or any parent company, subsidiary or Affiliate of Owner.  If the Operator Group fails to satisfy such requirement or if Owner or any parent company, subsidiary or Affiliate of Owner is directed to cease doing business with any member of the Operator Group, or if Owner shall determine in good faith, in Owner’s reasonable judgment, that any member of the Operator Group (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, either of which could or does jeopardize Owner’s business or licenses, or those of a parent company, subsidiary or Affiliate, or if any such license is threatened to be, or is, denied, curtailed, subject to disciplinary measures, subject to disciplinary investigation, suspended or revoked, and Operator does not cause said objectionable item to be corrected or objectionable person to be removed from the Operator Group within fifteen (15) days from Owner’s written notice or otherwise does not resolve said issues to the satisfaction of any such regulatory authorities on or before any deadline set by such regulatory authority, then following such notice or deadline, and in addition to any other rights set forth in Section 26 of this Agreement, this Agreement may be immediately terminated by Owner and Owner shall thereafter have no liability to Operator or any member of the Operator Group for any loss, costs, expense, loss of anticipated profits, direct damages, indirect damages, consequential damages, punitive damages, or other damages or liability of any nature whatsoever whether based on contract, tort or any other theories of liability.

(b)           Regulatory Compliance Programs.  Operator and each of its directors, officers and equity holders, and any Affiliates thereof, shall comply with the regulatory compliance programs of Owner and its Affiliates.  Upon any finding by Owner or any of its Affiliates of the unsuitability based on regulatory compliance issues of any of Operator’s directors, officers, or equity holders, Operator shall immediately terminate its relationship with such unsuitable person.  If Operator timely terminates any such relationship, then Owner shall not terminate this Agreement pursuant to Section 44(a) above.  During the Term, Operator shall use its best efforts to promptly comply with all requests for information, documentation and assurances from Owner or any of its Affiliates relating to matters of compliance with laws and if Operator fails to do so, after written notice and a reasonable time to comply, Owner shall have the immediate right to terminate this Agreement and Owner shall thereafter have no liability to Operator or any member of the Operator Group for any loss, costs, expense, loss of anticipated profits, direct damages, indirect damages, consequential damages, punitive damages, or other damages or liability of any nature whatsoever whether based on contract, tort or any other theories of liability.

(c)           Reporting.  Operator shall use Operator’s best efforts to comply with all Laws.  Upon written notice to Operator of any suspected violation of any Laws occurring at Operator’s operations or flowing from Operator’s operations, Operator shall investigate and provide Owner with a written report regarding whether the suspected violations occurred, and if so what actions Operator has taken to remedy the violation and what actions Operator has taken to prevent future violations.

(d)           Operating Controls.  In connection with Owner’s privileged license with the State of Nevada, Owner is committed to ensure that Owner’s actions, and those of Operator and their respective guests and invitees do not act as a detriment to the development of gaming industry or reflect discredit upon Owner, the State of Nevada or the gaming industry in general. Accordingly, and notwithstanding anything contained in this Agreement to the contrary and in addition to all other obligations of Operator in this Agreement, Owner specifically requires of Operator as follows:

(1)           Operator shall draft, institute and enforce an operational policy which shall ensure Operator conducts its business in a lawful manner appropriate for a first class operation and consistent with the regulatory compliance programs of Owner to include, without limitation, implementation of a “zero tolerance” policy and Operator shall use Operator’s best efforts to address and prevent: (i) over consumption of alcoholic beverages; (ii) underage patronage or underage alcoholic beverage consumption;  (iii) possession, use or sale of illegal substances; (iv) prostitution; (v) assaults by Operator employees, guests or invitees either within the Premises, as well as (vi) to address and prevent improper cash handling or reporting activities by Dedicated Corporate Personnel.  Operator shall submit such operational policy to Owner for Owner’s review and approval within three (3) days of any request by Owner.

(2)           In addition to other records requirements set forth in this Agreement, Operator shall keep accurate books and records with respect to compliance with all Laws relative to, and otherwise implement those controls appropriate for, the operations of Operator’s businesses and the employment of the Dedicated Corporate Personnel including, without limitation, payroll records, tip reporting, pooling and distribution records, register bank reconciliations, TAM card compliance and violations of its operational policy.

(3)           Operator shall coordinate all aspects of its operations with Owner management and staff to ensure compliance with Owner’s regulatory compliance programs to include, without limitation, coordination of Operator’s security program with Owner’s security program (including the use of Las Vegas Metropolitan Police) for implementing appropriate handling of guests and invitees within the Premises and in Premises transition areas into the Hotel.

(4)           In furtherance of the foregoing, Owner specifically reserves the following rights (but not the obligation), that may be exercised by Owner or Owner’s agents, at all times and without notice, to:

(i)                                     enter upon the Premises to inspect Operator’s operations; and

(ii)                                  enter upon the Premises to inspect Operator’s books, records and any other documentation of any kind or nature whatsoever; and

(iii)                               interview any Operator employee, guest or invitee deemed necessary by Owner in Owner’s discretion to ensure compliance with this Section or any other operational obligations of Operator under this Agreement or to ensure compliance with all federal, state, county and city laws, ordinances and regulations relative to operations of Operator’s businesses and the employment of the Dedicated Corporate Personnel; and

(iv)                              at Operator’ cost, to post Owner’s employees or other designees (which may, at Owner’s option, include Owner requiring Operator to post Las Vegas Metropolitan Police Officers) within the Premises in such amounts and in such locations as Owner shall determine to ensure compliance with this Section 44 or any other operational obligations of Operator under this Agreement or to otherwise ensure compliance with all Laws relative the operations of Operator’s businesses and the employment of the Dedicated Corporate Personnel; and

(v)                                 at Operator’s cost, and in addition to the training set forth in other sections of this Agreement, require Operator to attend and complete (including Operator’s employees, agents and servants) Owner directed training programs concerning the obligations of this Section 44.

(e)           Failure for Operator to permit the immediate inspections set forth in this Section 44 shall be a material breach of this Agreement and may subject the Agreement to immediate termination upon Owner’s notice and Owner shall have no liability to Operator or any member of the Operator Group for any loss, costs, expense, loss of anticipated profits, direct damages, indirect damages, consequential damages, punitive damages, or other damages or liability of any nature whatsoever whether based on contract, tort or any other theories of liability.

45.          Guaranty.

(a)           Guarantor hereby irrevocably and unconditionally guarantees to Owner and its successors and assigns the payment and performance of any and all obligations, performances, indemnities, liabilities and undertakings as and when the same shall be required to be performed, discharged or become due or payable by or on behalf of Operator or any Affiliate of Operator in accordance with the terms of this Agreement (collectively, the “Guaranteed Obligations”) to the end and intent that Guarantor shall be liable to Owner at all times and to the same extent and tenor as Operator hereunder for the  payment and performance of any and all obligations, performances, indemnities, liabilities and undertakings.  In addition, Guarantor agrees to be bound by the provisions set forth in Paragraph 25.  No single claim or cause of action with respect to the Guaranteed Obligations shall satisfy or release Guarantor from the Guaranteed Obligations, and this guaranty shall continue in full force and effect until completion of Operator’s obligations. Guarantor and Owner acknowledge and agree that this guaranty constitutes a material and continuing inducement of Owner to enter into this Agreement and Guarantor and Owner further agree that the provisions of this Paragraph 45 are subject to the other rights and remedies of Owner and the Operator pursuant to the provisions of this Agreement.  Notwithstanding anything herein to the contrary, this guaranty shall terminate upon the satisfaction of all obligations of Operator or any Affiliate of Operator.  In addition, this guaranty may be assigned by Guarantor in connection with a sale or transfer of all or substantially all the assets of Guarantor; provided that such assignee has sufficient net worth to fulfill its obligations under this Agreement in its capacity as Guarantor.

(b)           The guaranty set forth in this Paragraph 45 is a guaranty of payment and performance and not of collection, is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future, including Guaranteed Obligations arising or accruing after Bankruptcy of Guarantor.  The liability of Guarantor under this Paragraph 45 shall be direct and immediate and not conditional or contingent on the pursuit of any remedies against Operator or any other person or entity.  If there is a failure in the payment or performance of the Guaranteed Obligations, Owner may enforce its rights, powers and remedies hereunder, in any order, without demand or notice of any kind, and without exercising any rights or remedies against Operator or any other person or entity, and all such rights, powers and remedies available to Owner shall be nonexclusive and cumulative of all other available rights, powers and remedies until all Guaranteed Obligations are satisfied.  Guarantor waives and releases any right of subrogation against Operator or any other person or entity, and waives any rights to enforce any remedy which Guarantor may have against Operator.  This Paragraph 45 shall continue to be effective or shall automatically be revived, reinstated, and restored, as the case may be, if at any time any payment or performance of any Guaranteed Obligations is avoided, rescinded or rendered ineffective or must otherwise be paid, returned or restored by Owner or any other person pursuant to state or federal law, in connection with or as the result of the Bankruptcy of Guarantor or Operator, all as though such payment or performance had not occurred or been tendered or made, as the case may be.  Guarantor shall have no authority to revoke the guaranty pursuant to this Paragraph45, but if any such revocation shall be deemed to have occurred by operation of law or otherwise, the provisions of this Paragraph 45 shall continue to apply notwithstanding such revocation.

(c)           The obligations of Guarantor pursuant to the guaranty in this Paragraph 45 are independent of the obligations of Operator or any other person.  Owner may bring action against Guarantor without bringing action against Operator or any other person and otherwise independently of any other right, power or remedy (each, a “Remedy”) that may be available to Owner at any time.  Guarantor waives any right to require Owner at any time to proceed against Operator or any other person, or otherwise enforce, proceed against or pursue any other Remedy in Owner’s power.

(d)           Guarantor waives any defense to the enforcement of the guaranty in this Paragraph 45 arising by reason of:   (i) any present or future Law affecting any Remedy of the Owner; (ii) any discharge or releases of any other guarantor or any impairment or suspension of any Remedy of Owner, whether resulting from any act or omission of Owner or any other person or by operation of law or otherwise; (iii) the lack of authority or any Bankruptcy of Operator or any disability or other defense of Operator; (iv) any other action by Owner, whether authorized by this Paragraph 45 or otherwise, or any omission by Owner or other failure of Owner to pursue, or any delay in pursuing, any other Remedy in

Owner’s power; (v) all benefits of any statute of limitations affecting Guarantor’s liability under or the enforcement of the guaranty in this Paragraph 45; (vi) all setoffs and counterclaims; (vii)  promptness, diligence, presentment, demand for performance and protest; (viii)  notice of nonperformance, default, acceleration, protest or dishonor; (ix) the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of Guarantor against Operator; or (x) any modification of the Guaranteed Obligations.

(e)           Guarantor hereby acknowledges that (a) the obligations undertaken by Guarantor pursuant to the guaranty in this Paragraph 45 are complex in nature; and (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter; and (c) as part of the Owner’s consideration for entering into the Agreement, Owner has specifically bargained for the waiver and relinquishment by Guarantor of all such defenses; and (d) Guarantor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein.  Given all of the above, Guarantor does hereby represent and confirm to the Owner that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of all such possible defenses; (ii) the circumstances under which such defenses may arise; (iii) the benefits which such defenses might confer upon Guarantor; and (iv) the legal consequences to Guarantor of waiving such defenses.  Guarantor acknowledges that Guarantor makes the guaranty in this Paragraph 45 with the intent that such guaranty and all of the informed waivers herein shall each and all be fully enforceable by the Owner.

(f)            In the event that Guarantor should breach or fail to timely perform any provisions of this Agreement, Guarantor shall, within fifteen (15) Business Days of demand by Owner, pay Owner all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) actually incurred by Owner in the enforcement hereof.  The covenants contained in this Paragraph 45 shall survive the payment and performance of the Guaranteed Obligations.

(g)           Guarantor waives any right to object to any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations.  No failure to exercise, and no delay in exercising, on the part of Owner, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.  The rights of Owner hereunder shall be in addition to all other rights provided by law.  No modification or waiver of any provision of this Agreement, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved.  No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

46.          Force Majeure.  Whenever a day is appointed herein on which, or a period of time is appointed in which, either party hereto is required to do or complete any act, matter or thing, the time for the doing or completion thereof shall be extended by a period of time equal to the number of days on or during which such party is prevented from, or is unreasonably interfered with, the doing or completion of such act, matter or thing because of Force Majeure.

47.          Condemnation.  In the event of total or partial condemnation or taking of the Hotel, which includes the Nikki Beach Club, through use of eminent domain, in any eminent domain proceeding, or action filed by or against Owner relating to the condemning governmental agency or condemning authority, Operator shall be entitled to pursue its own claim for recovery against the governmental agency or condemning authority for the value of the its contract rights hereunder.

[signature page to follow]

IN WITNESS WHEREOF, Owner and Operator hereto have duly executed this Management Agreement as of the Effective Date.

OWNER:

TROPICANA LAS VEGAS, INC.

/s/ Joanne M. Beckett

By:
Name:	Joanne M. Beckett
Title:	Vice President & General Counsel

OPERATOR:

NIKKI BEACH LAS VEGAS LLC

/s/ Jack Penrod

By:	Jack Penrod
Name:	Penrod Management Group, Inc.
Title:	Manager

GUARANTOR:

PENROD MANAGEMENT GROUP INC.

/s/ Jack Penrod

By:
Name:	Jack Penrod
Title:	President